Exhibit 39

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 21, 2011, is made and entered into by and between MX Holdings One, LLC, a Delaware limited liability company (“MX Holdings One”), and MacAndrews & Forbes Holdings Inc., a Delaware corporation (“Contributor”).

W I T N E S S E T H:

WHEREAS, MX Holdings One is a wholly owned subsidiary of Contributor;

WHEREAS, Contributor wishes to contribute (the “Contribution”) 133,334 shares of common stock, par value $.01 per share (the “Contributed Shares”), of M & F Worldwide Corp., a Delaware corporation, to MX Holdings One as a contribution to capital;

WHEREAS, prior to the Contribution, Contributor is purchasing the Contributed Shares from Ronald O. Perelman, pursuant to a Purchase Agreement, dated as of the date hereof; and

WHEREAS, immediately following the Contribution, MX Holdings One will contribute (the “Holdings Contribution”) the Contributed Shares to MX Holdings Two, Inc., a Delaware corporation (“MX Holdings Two”), in exchange for shares of MX Holdings Two.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. The Contributor hereby contributes to MX Holdings One, and MX Holdings One hereby accepts, the Contributed Shares as a contribution to its capital.

2. The Contribution shall be effective immediately prior to the Holdings Contribution.

3. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof.

4. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the parties hereto. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5. This Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

8. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

9. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

10. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

MX HOLDINGS ONE, LLC

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

[Contribution Agreement]